Exhibit 10.2

BEACON ROOFING SUPPLY, INC. 2014 STOCK PLAN
(Effective As Of February 12, 2014)

RESTRICTED STOCK UNIT AWARD AGREEMENT FOR NON-EMPLOYEE DIRECTORS

A Restricted Stock Unit (RSU) Award (the “Award”) granted by Beacon Roofing Supply, Inc., a Delaware corporation (the “Company”), to the non-employee Director named in the attached Award letter (the “Grantee”), relating to the common stock, par value $.01 per share (the “Common Stock”), of the Company, shall be subject to the following terms and conditions and the provisions of the Beacon Roofing Supply, Inc. 2014 Stock Plan, Effective as of February 12, 2014 (the “Plan”), a copy of which is attached hereto and the terms of which are hereby incorporated by reference:

1. Acceptance by Grantee. The receipt of the Award is conditioned upon its acceptance by the Grantee in the space provided therefor at the end of this Agreement and the return of an executed copy of this Agreement to the General Counsel of the Company no later than March 14, 2014. If the Grantee shall fail to return this executed Agreement by the due date, the Grantee’s Award shall be forfeited to the Company.

2. Grant of RSUs. The Company hereby grants to the Grantee the Award of RSUs, as set forth in the Award letter. An RSU is the right, subject to the terms and conditions of the Plan and this Agreement, to receive a distribution of a share of Common Stock for each RSU as described in Section 6 of this Agreement.

3. RSU Account. The Company shall maintain an account (“RSU Account”) on its books in the name of the Grantee which shall reflect the number of RSUs awarded to the Grantee and any dividend equivalents paid to the Grantee as described in Section 4.

4. Dividend Equivalents. Upon the payment of any dividends on Common Stock occurring during the period preceding the date the RSUs are settled in Common Stock and distributed to the Grantee as described in Section 6, the Company shall credit the Grantee’s RSU Account with an amount equal in value to the dividends that the Grantee would have received had the Grantee been the actual owner of the number of shares of Common Stock represented by the RSUs in the Grantee’s RSU Account on that date. Such amounts shall be paid to the Grantee in cash at the time and to the extent the RSU Account is distributed to the Grantee. Any dividend equivalents relating to RSUs that are forfeited shall also be forfeited.

5. Vesting.

(a) Except as described in (b) and (c) below, the Grantee shall become vested in his Award on the first anniversary of the date of the grant of the Award if he remains in continuous service on the Board until such date.

(b) If the Grantee’s service on the Board terminates prior to the first anniversary of the date of the grant of the Award due to death or disability, the Award shall become vested on such date. For this purpose “disability” means (as determined by the Committee in its sole discretion) the inability of the Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or disability or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(c) The Award shall be forfeited to the Company upon the Grantee’s termination of service on the Board for any reason other than the Grantee’s death or disability (as described in Section 3(b) above) that occurs prior to the date the RSUs vest as provided in Section 3(a) above.

6. Settlement of Award. No later than 10 business days following the date of the Grantee’s termination of service on the Board, the Company shall distribute to him, or his personal representative, beneficiary or estate, as applicable, (a) a number of shares of Common Stock equal to the number of vested RSUs subject to the Award and held in his RSU Account, and (b) a cash payment equal to the dividend equivalents credited to his RSU Account attributable to such vested RSUs.

7. Change in Control. Notwithstanding the foregoing provisions of the Agreement, upon a Change in Control of the Company, (a) the Grantee shall become vested in any then unvested Award and (b) the Company shall immediately distribute to the Grantee his RSU Account as described in Section 6; provided, however, that if the Change in Control does not constitute a “change in control” as described in Treas. Reg. §1.409A-3(i)(5), then distribution of the RSU Account shall be deferred until the date of the Grantee’s termination of service on the Board.

8. Rights as Stockholder. The Grantee shall not be entitled to any of the rights of a stockholder of the Company with respect to the Award, including the right to vote and to receive dividends and other distributions, until and to the extent the Award is settled in shares of Common Stock.

9. Award Not Transferable. The Award may not be transferred other than by will or the applicable laws of descent or distribution or pursuant to a qualified domestic relations order. The Award shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind. Any attempted assignment, transfer, pledge, or encumbrance of the Award, other than in accordance with its terms, shall be void and of no effect.

10. Share Delivery. Delivery of the Award Shares will be by book-entry credit to an account in the Grantee’s name established by the Company with the Company’s transfer agent; provided that the Company shall, upon written request from the Grantee (or his estate or personal representative, as the case may be), issue certificates in the name of the Grantee (or his estate or personal representative) representing such Award Shares.

11. Administration. The Award shall be administered in accordance with such regulations as the Committee shall from time to time adopt.

12. Governing Law. This Agreement, and the Award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.

IN WITNESS WHEREOF, this Agreement is executed by the Company this ___ day of __________ 2014, effective as of the __ day of __________.

BEACON ROOFING SUPPLY, INC.

By:
Ross D. Cooper
Senior Vice President, General Counsel & Secretary

AGREED AND ACCEPTED:

GRANTEE

Date: